Exhibit 5.1

MCGRATH NORTH MULLIN & KRATZ, PC LLO

SUITE 3700 FIRST NATIONAL TOWER

1601 DODGE STREET

OMAHA, NEBRASKA 68102

PH: (402) 341-3070

November 12, 2007

Supertel Hospitality, Inc.

309 N. 5th Street

Norfolk, NE 68701

Ladies and Gentlemen:

We have acted as counsel to Supertel Hospitality, Inc., a Virginia corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to register $100,000,000 of the following securities (collectively, the “Securities”): (a) shares of common stock, $.01 par value per share, of the Company (“Common Shares”); and (b) shares of preferred stock, $.01 par value per share, of the Company (“Preferred Shares).

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinions expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia.

2. When (a) the Registration Statement becomes effective under the Securities Act, (b) the issuance of the Common Shares or Preferred Shares, as applicable, and the terms of any class or series thereof, have been authorized by appropriate action of the Company, and (c) the Common Shares or Preferred Shares, as applicable, have been issued and sold upon the terms and conditions set forth in the Registration Statement, the prospectus, the applicable prospectus supplement and any free-writing prospectus, then such Common Shares or Preferred Shares, as applicable, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to McGrath North Mullin & Kratz, PC LLO under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Yours very truly,

/s/ MCGRATH NORTH MULLIN & KRATZ
McGrath North Mullin & Kratz, PC LLO